CALAMOS INVESTMENT TRUST

CALAMOS ADVISORS TRUST

ADDITIONAL INFORMATION ON PROXY STATEMENT PROPOSALS 2-6:

AMENDMENTS TO AGREEMENT AND DECLARATION OF TRUST1

Proposal	Key Arguments for the Proposal from Proxy Statement	Support Arguments and Further Justification to Vote FOR Proposal
(2) Amendment of the Agreement and Declaration of Trust of each Trust for which you are an eligible shareholder to remove the ability of shareholders to remove trustees of each Trust[2]

•       Modernize

•       Streamline

•       Improve efficiency

•       Reduce cost to Shareholders

•       Provide more flexibility for the operations of the Funds[3]

This Proxy Proposal seeks to remove two of the three existing ways in which a Trustee may be removed with or without cause.

Two-thirds of the Board of Trustees (“Board” or “Trustees”) currently (and after the proposed amendment to the Declaration of Trust is made) may remove another Trustee at any time – without the need to engage in either a vote or the procurement of a

The proposed changes to the Declaration of Trust are limitations and restrictions found in the original governing document going as far back to December 1987. Since then, governance and oversight of open-end mutual funds has modernized significantly. The proposed amendments to the current Calamos Investment Trust and Calamos Advisors Trust Declarations of Trust would bring these documents in line with more current Declaration of Trust instruments, including our more modern Calamos ETF Trust Declaration of Trust.

Engaging in a prolonged shareholder vote would delay the Board from taking action believed necessary for and in the best of interests of the Fund and its shareholders, as well as significantly reducing both the time it would take to remove a trustee and the overall cost to the Fund and Fund shareholders to engage in a costly proxy.

1 An amendment to the Agreement and Declaration of Trust of each Trust requires the affirmative vote of a majority of the outstanding shares of each Fund of each Trust.

2 Article III, Section 3.1(e)

3 First five bullet points applicable to each of Proposals (2) – (6).

Proposal	Key Arguments for the Proposal from Proxy Statement	Support Arguments and Further Justification to Vote FOR Proposal
	declaration of shareholders at a potentially large cost and expense to the Fund and its shareholders.	The Trustees believe the amendments will modernize the Agreement and Declaration of Trusts and clarify certain powers of the board of trustees and shareholder rights.
(3) Amendment of the Agreement and Declaration of Trust of each Trust for which you are an eligible shareholder to modernize provisions relating to shareholder meetings, remove the ability of shareholders to call shareholder meetings and remove the ability of shareholders to request certain information	The primary benefit to the Fund is to promote efficiency of each Trust’s operations as well as modernize provisions related to shareholder meetings.

There is no annual or regular meeting of shareholders that is required under the Investment Company Act of 1940. The Trustees may call a special meeting of shareholders from time to time, but the current mechanics are antiquated and no longer industry practice. For example, written notice must currently be provided by mail at least seven (7) days prior to the meeting. An affirmative vote on this proposal will allow for notice to be sent by other more modern methods, such as by electronic transmission to the telephone or email or other electronic address most recently furnished to the Trust by each shareholder.

Under the Trusts’ current Declaration of Trust, the Trustees must call a meeting of shareholders for the purpose of removing any Trustee when requested to do so in writing by shareholders holding not less than 10% of the Shares then outstanding. It is important to reiterate that the Board, which is made up of a majority of independent board members, is charged with taking action in the best interests of all shareholders, not a minority of shareholders. Retaining this provision could lead to long and costly shareholder votes and ultimately not serve to the ultimate benefit of shareholders who may not be as

Proposal	Key Arguments for the Proposal from Proxy Statement	Support Arguments and Further Justification to Vote FOR Proposal

engaged in the overall corporate governance of the Trust as is the Board.

This proposal also extends the time period that Trustees have to determine a Record Date for a meeting of shareholders from no more than 60 days prior to the meeting date to 90 days prior to the meeting date and provides further that Trustees may set different record dates for different Series or Funds. The extended time period would allow more time to solicit proxies that may be required to be voted at a shareholder meeting. This ultimately can result in time and cost savings in soliciting shareholder proxies by limiting the need for one or more adjournments and incurring yet additional proxy solicitation costs.

(4) Amendment of the Agreement and Declaration of Trust of each Trust for which you are an eligible shareholder to permit reorganizations and termination of the Trust or series of the Trust without shareholder approval unless required by applicable law

Currently, shareholder approval is required in order to reorganize or terminate a Trust or series thereof. As proposed, unless otherwise required by applicable law, a majority of the trustees then in office shall have the power to permit reorganizations and terminations of each Trust and/or series without shareholder approval. These proposed amendments are intended to increase the efficiency of each Trust’s operations.

Modern regulations, as found in Rule 17a-8 of the Investment Company Act of 1940, allow for the merger of affiliated companies without shareholder approval, so long as certain conditions are met. The conditions were designed to protect the interests of fund shareholders, in addition to reducing costs faced by funds in connection with mergers, according to Securities and Exchange Commission Release No. IC-

Proposal	Key Arguments for the Proposal from Proxy Statement	Support Arguments and Further Justification to Vote FOR Proposal
25666 enacting the rule.[4] Relying on the rule eliminates the significant cost of conducting a Special Meeting and provides greater flexibility and efficiencies regarding timing and processing in the event of a fund merger.

The current Declaration of Trust limits the ability of the Board to take action believed to be in the best interests of all shareholders and does not allow the Board to rely upon the current regulatory provisions designed to allow for mergers to be conducted without shareholder approval (so long as the conditions are satisfied).

Currently, if in a majority of the Trustees’ opinion, a particular fund merits termination for reasons such as prolonged underperformance, lack of assets, failure to obtain meaningful traction among the investment community or other reasons, the Trustees are unable to act without first going to shareholders and obtaining a favorable vote of a majority of the outstanding voting shares (as defined in the Investment Company Act of 1940) of a fund. This results in higher costs and expenses to the fund and prolongs the time frame in order to terminate such a fund and lacks the certainty of obtaining the required shareholder vote to allow for such termination.

4 The release indicated the amendments to Rule 17a-8 would be effective on July 26, 2002.

Proposal	Key Arguments for the Proposal from Proxy Statement	Support Arguments and Further Justification to Vote FOR Proposal

Similarly, in seeking to reorganize a fund, the Trustees, in the exercise of the duty to act in the best interests of all shareholders, may be unable to effect any reorganization if the required shareholder vote is not procured. This can lead to the maintenance of funds whose shareholders could benefit from a reorganization into another fund which could provide, depending upon the facts and circumstances, additional benefits to the acquired fund’s shareholders such as lower costs and additional economies of scale.

Notwithstanding the proposed elimination of the shareholder vote to approve a reorganization under the Declaration of Trust, a shareholder vote may still be required under the Investment Company Act of 1940 if certain conditions are not met. [see Rule 17a-8 “Mergers of Affiliated Companies”]

This amendment will provide the Fund with flexibility to merge without shareholder approval so long as the requirements set forth in Rule 17a-8 are met and bring the Declarations of Trust in line with the current regulatory framework adopted by the SEC in 2002.

(5) Amendment of the Agreement and Declaration of Trust of each Trust for which you are an eligible shareholder to permit amendments to each Agreement and Declaration of Trust without shareholder approval	Currently, an amendment to each Trust's Declaration of Trust which adversely affects the rights of any shareholders requires the approval of shareholders holding a majority of the shares entitled to vote. As proposed, each Trust’s board of trustees would be permitted to amend	This amendment is seeking to increase the overall efficiency of the Trust by placing into the very capable hands of the Trustees who are charged with the oversight and overall responsibility for the governance of the Trust – and who have a fiduciary duty to act in the best interests of all shareholders – the ability to make changes to the Declaration of Trust.

Proposal	Key Arguments for the Proposal from Proxy Statement	Support Arguments and Further Justification to Vote FOR Proposal

each Trust’s Declaration of Trust without such shareholder approval by an instrument in writing signed by a majority of the then trustees providing notice to shareholders of record at the close of business on the effective date of such amendment. This proposed amendment is intended to increase the efficiency of each Trust’s operations.

The Declaration of Trust creates the legal framework for how the Trust is to operate. As facts and circumstances evolve over time, it may be desirable to make certain amendments to the Declaration of Trust. Placing that ability with the key governing body of the Trust – a majority of which are independent and all of whom have been elected by the Shareholders – will increase efficiency while at the same time reduce the cost and time to conduct a shareholder proxy with no guarantee of it being successful. Any such amendments (other than an amendment to supply an omission, cure an ambiguity, or curing or correcting or supplementing any omission) would be notified to shareholders.

The proposed amendment would keep in place key shareholder protections, such as that no amendment shall repeal the limitations on personal liability of any shareholder or Trustee or repeal the prohibition of assessment upon the shareholders without the express consent of each shareholder or Trustee involved. The Trustees also would not be able to amend the Declaration of Trust in contravention of applicable law, including the Investment Company Act of 1940.

(6) Amendment of the Agreement and Declaration of Trust of each Trust for which you are an eligible shareholder to add requirements governing direct and derivative shareholder claims	Currently, there are no requirements in each Trust's Declaration of Trust relating to direct and derivative shareholder claims. As proposed, certain requirements would need to be met when shareholders make a direct or derivative claim. These

This proposal adds an important clarification to each Trust’s Declaration of Trust by adding a description of the method by which shareholders may bring direct or derivative actions against or on behalf of a fund. It seeks to define clearly what constitutes a direct action and what qualifies as a derivative action.

Proposal	Key Arguments for the Proposal from Proxy Statement	Support Arguments and Further Justification to Vote FOR Proposal
proposed amendments are intended to clarify how shareholders may bring direct and/or derivative shareholder claims against a Trust or a series thereof.

This proposal provides clear rules of the road for maintaining either a direct or derivative action. These types of provisions are typical and customary in funds’ declarations of trust and are intended to provide more certainty around how to bring such claims.

Under the proposal, shareholders would be able to assert direct claims against a Trust or any Sub-Trust based upon alleged violations, including a Shareholder's voting rights under Article V, rights to receive a dividend payment as may be declared from time to time, rights to inspect books and records, or other similar rights personal to the Shareholder and independent of any harm to the Trust or any Sub-Trust as well as any claim for which an action is provided under the federal securities law or by state statute.

For derivative claims, namely, claims brought on behalf of the trust when the harm alleged is the trust entity itself and where the trustees have failed to pursue the claim, a demand would be required (except in certain limited instances) to be given to the Trustees.

This proposal is believed to benefit all shareholders from the standpoint of making more uniform the way in which claims are to be brought. Providing more defined structure and clarity are believed to be in the best interests of all shareholders of the Fund.

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